Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-140456
November 2, 2007

2YR NC 6MO Callable
Final Terms and Conditions
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange
Commission (SEC) for the offering to which this term sheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

Issuer:	Eksportfinans ASA (AAA/AA+)

Principal Amount:	USD 100,000,000

CUSIP:	28264QNL4

Original Trade Date:	November 2, 2007

Issue Date:	November 7, 2007

Maturity Date:	November 9, 2009, subject to the Issuer’s Call Option

Issue Price:	100.0%

Redemption Price	100.0%

Coupon:	4.60%

Interest Payment Dates:	Semi-annually on the 9th of May and November, commencing May 9, 2008 and ending on the Maturity Date, subject to the Issuer’s Call Option

Issuer’s Call Option:	The Issuer has the right on the 9th of each May and November, commencing May 9, 2008, provided that the Issuer gives 5 Business
Days, to call the notes in whole or in part at the Redemption Price plus accrued and unpaid interest to the call date.

Underwriter	Lehman Brothers Inc.

Daycount Convention	30/360, Unadjusted

Business Days	New York

Denomination:	USD 1,000/1,000